Exhibit 3.3

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

BIOLIFE4D CORPORATION,

a Delaware corporation

The following provision (the “Amendment”) is hereby incorporated into, and made a part of, the Amended and Restated Bylaws of BIOLIFE4D CORPORATION (the “Bylaws”), and is effective August 11, 2022 (the “Effective Date”). All capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Bylaws.

1. Section 5 shall be added to Article XI, as follows:

Section 5. Exclusive Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws (as either may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the United States District Court for the District of Delaware (or, if the United States District Court does not have jurisdiction, the Court of Chancery in the State of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

All other provisions of the Bylaws shall remain unchanged.

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CERTIFICATE OF SECRETARY

I, the undersigned, certify that:

1. I am the duly elected and acting Secretary of BIOLIFE4D CORPORATION, a Delaware corporation; and

2. The foregoing Amendment to the Amended and Restated Bylaws has been duly approved by the Board of Directors.

IN WITNESS WHEREOF, I have subscribed my name and affixed the seal of this Corporation on this August 11, 2022.

/s/ Steven Morris
Steven Morris, Secretary

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